Exhibit 99.5

BETTER BIODIESEL, INC. ANNOUNCES SUSPENSION OF FUEL PRODUCTION-- INTENDS TO EXPAND BIODIESEL PRODUCTION CAPACITY

SALT LAKE CITY, July 31, 2007 (BUSINESS WIRE)--Better Biodiesel, Inc. (OTCBB:BBDS - News), a producer of biodiesel fuel employing proprietary production technology, today announced that it intends to engage an independent engineering firm to analyze the condition and the required repairs of the Company’s fuel processor following a fire on July 25, 2007 at its 3 million gallon per year production facility in Spanish Fork, Utah.

The Company announced its intent to repair its fuel processor and expand fuel production capacity as a result of the fire, which caused the Company to temporarily suspend fuel production. An inspection concluded that the fire was caused by a mechanical malfunction in a transfer line within the reactor section. The damage from the fire was isolated within the reactor container and no other parts of the fuel production plant were affected. Preliminary indications suggest that the cost to repair the damaged section of the processor is not substantial. The Company believes production could resume in as little as 30 days. During this time, in addition to repairing the processor, the Company intends to raise additional capital to expand its production capabilities in order to deliver a higher quantity of biodiesel fuel.

At the time of the incident the plant was being operated primarily to better optimize the design of a new 10 million gallons per year processor, which is the next step in the Company’s plan to fully build out the Spanish Fork site to produce 100 million gallons per year. Better Biodiesel’s Chairman and CEO Ron Crafts remarked, “Fortunately, we were far enough along with the plant optimization to be able to establish initial effectiveness and the baseline for the improved design of the new plant. Work on expanding production capacity is expected to begin in September.”

The Company intends that the engineering firm will (i) evaluate the required repairs and assist the Company in bringing the processor back into production within the projected time frame and (ii) help finalize the design of the new processor.

Mr. Crafts added, “The original plant design operated on beef tallow, a low quality, cost advantaged feedstock. The finalized design of the new facility will incorporate the unique capability of the Better Biodiesel proprietary technology to convert a wide variety of low cost oils and fats to consistently produce high quality biodiesel fuel.”

About Better Biodiesel

Better Biodiesel has developed proprietary waterless technology that significantly reduces the costs of biodiesel production and its impact on the environment. The Company’s unique technology is able to utilize low grade feedstocks, including animal tallow, without pre-processing or post-polishing. The process utilized requires relatively little space. Better Biodiesel believes that it has significant advantages in the cost to build and operate biodiesel production facilities. Better Biodiesel's objective is to become one of the world's largest producers of biodiesel. (www.betterbiodiesel.com)

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Forward-Looking Statements

This news release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the Company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our ability to manage the future acquisitions and the expansion of operations; (2) our ability to obtain contracts with suppliers of raw materials (for our production of biodiesel fuel) and with distributors of our biodiesel fuel product; (3) the risks inherent in the mutual performance such supplier and distributor contracts (including our production performance); and (4) our ability to raise necessary financing to execute the Company's business plans.